EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SPECTRANETICS APPOINTS WILL MCGUIRE AS CHIEF OPERATING OFFICER
COLORADO SPRINGS, Colo. — October 6, 2005 — Spectranetics Corporation (Nasdaq: SPNC) announced today that Will McGuire, 42, has been appointed as its Chief Operating Officer, a new position at Spectranetics.
Mr. McGuire joins Spectranetics from Guidant Corporation (NYSE: GDT), where he held key positions over the past seven years, most recently as general manager of the Latin America division. Prior to that, he held several marketing positions, including director of U.S. marketing, director of global marketing and manager of global stent marketing within Guidant’s Vascular Intervention Group.
John Schulte, president and chief executive officer of Spectranetics, stated, “I am delighted we have been able to secure the talents of such an accomplished professional to help us achieve the full market potential of our technology and our commercial portfolio. His knowledge and experience within the interventional cardiology, peripheral vascular, and electrophysiology markets at Guidant provides a strong foundation for his important role at Spectranetics. Will’s appointment will certainly strengthen our already capable operating team and enable us to accelerate our strategic initiatives to expand our presence in the peripheral atherectomy market.”
While at Guidant, Mr. McGuire led the development of marketing and sales strategy, resulting in the creation of a premium alloy coronary stent segment. He also launched the Multi-link stent and was responsible for the initiatives that increased Guidant’s market share from 45 percent to 50 percent in the highly competitive U.S. stent market. Earlier, Mr. McGuire held several management positions in the Vascular Intervention manufacturing division, and was responsible for establishing manufacturing operations in Ireland, which had the capacity to supply 70 percent of Guidant coronary stent and balloon dilatation catheter volumes.
Mr. McGuire graduated from the Georgia Institute of Technology with a Bachelor of Civil Engineering and has a Master of Business Administration degree from the University of North Carolina Kenan-Flagler Business School.
About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, we obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guide wire.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
Spectranetics is a registered trademarks of The Spectranetics Corporation.
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